Exhibit 10.1

FORM OF SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of March 14, 2014, and is made by and among NewBridge Bancorp (“Borrower”), and the several lenders named on Schedule I hereto (each a “Lender” and collectively, the “Lenders”).

RECITALS:

Borrower is a North Carolina corporation that is the sole shareholder of NewBridge Bank, a North Carolina banking corporation (“Bank”).

Borrower has requested that the Lenders purchase from Borrower $15,500,000 in aggregate principal amount of Subordinated Notes (as defined herein), which aggregate amount is intended to qualify as Tier 2 Capital (as defined herein).

Borrower has engaged FIG Partners, LLC, as its exclusive placement agent (“Placement Agent”) for the offering of the Subordinated Notes.

Borrower and Lenders are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the SEC (as defined herein) under the Securities Act.

Each Lender is willing to purchase from Borrower a Subordinated Note as and in the principal amount set forth in Schedule I (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

AGREEMENT:

1.           DEFINITIONS.

1.1.         Defined Terms. The following capitalized terms generally used in this Agreement and in the Subordinated Notes have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates and, solely in the case of Lenders and their Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

“Bank” has the meaning set forth in the recitals hereto.

“Borrower” has the meaning set forth in the preamble hereto and shall include any successor to Borrower by merger.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and the Subordinated Notes.

“Borrower’s Reports” means its (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC, (ii) its Definitive Proxy Statement on Schedule 14A related to its 2013 Annual Meeting, as filed with the SEC, (iii) any Current Report on Form 8-K, as filed or furnished by it with the SEC since January 1, 2013, and (iv) its Quarterly Reports on Form 10-Q for the periods ending on March 31, 2013, June 30, 2013 and September 30, 2013, as filed with the SEC.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in North Carolina are permitted or required by any applicable law or executive order to close.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means March 14, 2014.

“Condition or Release” means any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials.

“Disbursement” has the meaning set forth in Section 3.1.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.

“Event of Default” has the meaning set forth in the Subordinated Notes.

“Exchange Act” has the meaning set forth in Section 4.6.7.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency with jurisdiction over Borrower or Bank, as applicable.

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“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary of Borrower; and (b) all obligations secured by any lien in property owned by Borrower whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of Borrower’s or Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Bank and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Lenders” has the meaning set forth in the preamble hereto.

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“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations, business or prospects of such Person or its Subsidiaries, or (ii) would materially impair the ability of any Person to perform its respective obligations under this Agreement or the Subordinated Notes, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Borrower, Bank or Lenders, (4) direct effects of compliance with this Agreement on the operating performance of Borrower, Bank or Lenders, including expenses incurred by Borrower, Bank or Lenders in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by Borrower with the prior written consent of Lenders, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Notes.

“Maturity Date” means March 14, 2024.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” means FIG Partners, LLC.

“Property” means any real property owned or leased by Borrower, Bank or any Affiliate or Subsidiary of Borrower or Bank.

“SEC” means Securities and Exchange Commission.

“Securities Act” has the meaning set forth in the Recitals.

“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in Appendix A to 12 C.F.R. Part 225 (“Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure”), as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Y-9C” has the meaning set forth in Section 4.4.

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1.2.         Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to eastern time unless otherwise specifically provided. All references to the Agreement and Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3.         Exhibits Incorporated. All Exhibits attached are hereby incorporated into this Agreement.

2.           SUBORDINATED DEBT.

2.1.         General Matters.

2.1.1       Certain Terms. Subject to the terms and conditions herein contained, Borrower proposes to issue and sell to the Lenders, severally and not jointly, Subordinated Notes in an amount equal to the Subordinated Note Amount. Lenders, severally and not jointly, each agree to purchase the Subordinated Notes from Borrower on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Subordinated Notes. The Subordinated Note Amount shall be disbursed in accordance with Section 3.1. The Subordinated Notes shall bear interest per annum as set forth in the Subordinated Notes. The unpaid principal balance of the Subordinated Notes plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of (A) acceleration by Lenders in accordance with the terms of the Subordinated Notes and this Agreement or (B) Borrower’s delivery of a notice of redemption or repayment in accordance with the terms of the Subordinated Notes.

2.1.2       Subordination. The Subordinated Notes shall be subordinated in accordance with the subordination provisions set forth therein.

2.2.         Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the Subordinated Notes shall be repaid in full. Borrower acknowledges and agrees that Lenders have not made any commitments, either express or implied, to extend the terms of the Subordinated Notes past their Maturity Date, and shall not extend such terms beyond the Maturity Date unless Borrower and Lenders hereafter specifically otherwise agree in writing.

2.3.         Unsecured Obligations. The obligations of Borrower to Lenders under the Subordinated Notes shall be unsecured.

2.4.         The Closing. The execution and delivery of the Agreement and Subordinated Notes (the “Closing”) shall occur at the offices of the Borrower at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

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2.5.         Payments. Borrower agrees that matters concerning payments and application of payments shall be as set forth in this Agreement and in the Subordinated Notes.

2.6.         Right of Offset. Each Lender hereby expressly waives any right of offset it may have against Borrower.

3.           DISBURSEMENT.

3.1.         Disbursement. At the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Borrower and Borrower has executed and delivered to Lenders each of the Agreement and the Subordinated Notes and any other related documents in form and substance reasonably satisfactory to Lenders, each Lender shall disburse the Subordinated Note Amount set forth next to its name of Schedule I to Borrower in exchange for a Subordinated Note with a principal amount equal to such Subordinated Note Amount (the “Disbursement”).

3.2.         Conditions Precedent to Disbursement. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Disbursement, Borrower shall deliver or cause to be delivered to Lenders each of the following:

3.2.1       Transaction Documents. This Agreement and the Subordinated Notes.

3.2.2       Authority Documents.

3.2.2.1       A copy, certified by the Secretary or Assistant Secretary of Borrower, of the Articles of Incorporation, as amended, of Borrower;

3.2.2.2       A certificate of existence of Borrower issued by the North Carolina Secretary of State;

3.2.2.3       A copy, certified by the Secretary or Assistant Secretary, of the Bylaws of Borrower;

3.2.2.4       A copy, certified by the Secretary or Assistant Secretary of Borrower, of the resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement and the Subordinated Notes; and

3.2.2.5       An incumbency certificate of the Secretary or Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Subordinated Notes and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (a Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

3.2.3       Other Requirements. Such other additional information regarding Borrower, Bank, any other Subsidiary of Borrower and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as a Lender may reasonably require.

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3.2.4       Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents which are provided for hereunder or as a Lender may reasonably request.

4.           REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower hereby represents and warrants to each Lender as follows:

4.1.         Organization and Authority.

4.1.1       Organization Matters. Borrower is validly existing and in good standing under the laws of North Carolina and has all requisite corporate power and authority to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement. Borrower is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The deposit accounts of Bank are insured by the FDIC up to applicable limits. Bank has not received any notice or other information indicating that Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of Bank as an FDIC-insured institution. Borrower and its Subsidiaries have made payment of all franchise and similar taxes in all of the respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a Material Adverse Effect on Borrower, (ii) the validity of which is being contested in good faith or (iii) for which proper reserves have been set aside on the books of Borrower or any applicable Subsidiary of Borrower, as the case may be.

4.1.2       Capital Stock and Related Matters. All of the outstanding capital stock of Bank is owned beneficially and of record by Borrower and has been duly authorized and validly issued and is fully paid and nonassessable. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Bank or obligating Bank to grant, extend or enter into any such agreement or commitment to any Person other than Borrower.

4.1.3       Subsidiaries. Each Subsidiary of Borrower is validly existing and in good standing under the laws of its jurisdiction or organization, and each Subsidiary has all requisite power and authority, corporate or otherwise, and possesses all material licenses necessary, to conduct its business and own its properties.

4.2.         No Impediment to Transactions.

4.2.1       Transaction is Legal and Authorized. The issuance of the Subordinated Notes, the borrowing of the Subordinated Note Amount, the execution of this Agreement and the Subordinated Notes and compliance by Borrower with all of the provisions of this Agreement and the Subordinated Notes are within the corporate and other powers of Borrower. This Agreement and the Subordinated Notes have been duly authorized, executed and delivered, and, assuming due authorization, execution and delivery by the other parties thereto, are the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.

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4.2.2       No Defaults or Restrictions. Neither the execution and delivery of the Agreement or the Subordinated Notes nor compliance with their terms and conditions will (a) violate, conflict with or result in a breach of, or constitute a default under: (i) the articles of incorporation or bylaws of Borrower, Bank or any other Subsidiary of Borrower; (ii) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which Borrower, Bank or any other Subsidiary of Borrower is now a party or by which any of them or any of their properties may be bound or affected; (iii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iv) any statute, rule or regulation applicable to Borrower or Bank, except, in the case of items (ii), (iii) or (iv), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on such Person, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower, Bank or any other Subsidiary of Borrower. None of Borrower, Bank or any other Subsidiary of Borrower is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower, Bank or any other Subsidiary of Borrower is a party or by which Borrower, Bank or any other such Subsidiary or their respective properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Borrower, Bank or any other such Subsidiary.

4.2.3       Governmental Consent. Other than those required under the securities or blue sky laws of the various states, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower that have not been obtained, and no registrations or declarations are required to be filed by Borrower that have not been filed in connection with, or, contemplation of, the execution and delivery of, and performance under, this Agreement and the Subordinated Notes.

4.3.         Possession of Licenses and Permits. Each of Borrower and its Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on Borrower; each of the Borrower and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect on Borrower; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on Borrower; and neither Borrower nor any Subsidiary of Borrower has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

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4.4.         Financial Condition.

4.4.1       Borrower Financial Statements. The consolidated financial statements of Borrower included in the Borrower’s Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Borrower; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Borrower, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Borrower have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Borrower does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Borrower included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013 or in connection with this Agreement and the transactions contemplated hereby.

In addition, Borrower has made available to Lenders its Consolidated Financial Statements for Holding Companies on Form FR Y-9C as of and for the period ended September 30, 2013 (the “Y-9C”). The Y-9C presents fairly in all material respects Borrower’s consolidated financial position at the date thereof and of its operations and cash flows for the period then ended, subject to normal recurring year-end adjustments.

4.4.2       Absence of Default. Since September 30, 2013, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower or Bank the right to accelerate the maturity of any material Indebtedness of Borrower or Bank. Neither Borrower nor Bank is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Borrower or Bank.

4.4.3       Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower, Bank or any other Subsidiary of Borrower.

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4.5.         No Material Adverse Change. Since September 30, 2013, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Borrower, Bank or any other Subsidiary of Borrower.

4.6.         Legal Matters.

4.6.1       Compliance with Law. To Borrower’s knowledge, Borrower, Bank and Borrower’s other Subsidiaries (i) have complied with and (ii) are not under investigation with respect to, and have not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on Borrower, Bank or any other such Subsidiary.

4.6.2       Regulatory Enforcement Actions. None of Borrower, Bank, any other Subsidiary of Borrower or any of their respective officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to Borrower’s knowledge, (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Agency.

4.6.3       Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to Borrower’s knowledge, threatened or proposed, against Borrower, Bank or any other Subsidiary of Borrower at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Borrower, Bank or any other such Subsidiary or affect issuance or payment of the Subordinated Notes; and none of Borrower, Bank or any other such Subsidiary is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on Borrower, Bank or any other such Subsidiary.

4.6.4       Environmental. No Property is or, to Borrower’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither Borrower, Bank nor any other Subsidiary of Borrower has engaged in such activities. Each Property, and Borrower, Bank and each other such Subsidiary, are in compliance with all Hazardous Materials Laws. There are no claims or actions pending or, to Borrower’s knowledge, threatened against Borrower, Bank or any other such Subsidiary or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.6.5       Brokerage Commissions. Neither Borrower nor any Affiliate of Borrower is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement except to Placement Agent.

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4.6.6       No Registration. Assuming the accuracy of the representations and warranties of Lenders are set forth in this Agreement, it is not necessary in connection with the offer, sale and delivery of the Subordinated Notes to Lenders to register the Subordinated Notes under the Securities Act of 1933, as amended (the “Securities Act”).

4.6.7       Reporting Compliance. Borrower is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Exchange Act”). The Borrower Reports, at the time they were or hereafter are filed with the SEC, complied in all material respects with the requirements of the Exchange Act and did not and do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7.         Borrower Status.

4.7.1       Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.7.2       Foreign Qualifications. Each of Borrower, Bank and the other Subsidiaries of Borrower is duly qualified as a foreign corporation to transact business and is each in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in any Material Adverse Effect on Borrower, Bank and the other Subsidiaries of Borrower, considered as one enterprise.

4.8.         No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Borrower to Lenders in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lenders and as of the Closing Date.

4.9.         Representations and Warranties Generally. The representations and warranties set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the date of the Disbursement and as otherwise specifically provided herein. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lenders by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by each Lender notwithstanding a Lender’s review of any documents or materials delivered by Borrower to a Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lenders or on their behalf (and Borrower hereby acknowledges such reliance by each Lender) and, furthermore, shall continue in full force and effect as long as there remains unperformed any obligations to a Lender hereunder or under the Subordinated Notes.

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5.           GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

Borrower hereby further covenants and agrees with each Lender as follows:

5.1.         Compliance with Transaction Documents. Borrower shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under this Agreement and the Subordinated Notes.

5.2.         Certain Transactions; Business Operations.

5.2.1       Affiliate Transactions. Borrower shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Borrower except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3.         Compliance with Laws.

5.3.1       Generally. Borrower shall comply and cause Bank and each other Subsidiary of Borrower to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on Borrower, Bank and/or such other Subsidiary.

5.3.2       Regulated Activities. Borrower shall not itself, nor shall it cause, permit or allow Bank or any other Subsidiary of Borrower to (a) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on Borrower, Bank and/or such other Subsidiary or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.3.3       Taxes. Borrower shall, and shall cause Bank and any other Subsidiary of Borrower to, promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower, Bank or any other such Subsidiary or upon the income, profits, or property of Borrower or any other such Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower, Bank or any other such Subsidiary. Notwithstanding the foregoing, none of Borrower, Bank or any other Subsidiary of Borrower shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of Borrower, Bank and such other Subsidiary.

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5.3.4       Environmental Matters. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Borrower, Bank or any other Subsidiary of Borrower, Borrower shall: (a) exercise, and cause Bank and each other such Subsidiary to exercise, due diligence in order to comply in all material respects with all Hazardous Materials Laws; and (b) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or about any Property in order to comply in all material respects with all applicable Hazardous Materials Laws; provided, however, that Borrower shall not be deemed to be in breach of the foregoing covenant if and to the extent it has not taken such remedial actions due to (x) its diligent pursuit of an available statutory or administrative exemption from compliance with the relevant Hazardous Materials Law from the appropriate Governmental Agency (and no penalties for non-compliance with the relevant Hazardous Materials Law(s) shall accrue as a result of such non-compliance, without rebate or waiver if such exemption or waiver is granted), or (y) is actively and diligently contesting in good faith any Governmental Agency’s order, determination or decree with respect to the applicability or interpretation of any such relevant Hazardous Materials Law and/or the actions required under such laws or regulations in respect of such Condition or Release. In the event Borrower, Bank or any other Subsidiary of Borrower undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower, Bank or such other Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with the policies, orders and directives of all Governmental Agencies.

5.3.5       Corporate Existence. Borrower shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of Bank and the other Subsidiaries of Borrower and its and their rights and franchises, and comply in all material respects with all related laws applicable to Borrower, Bank or such other Subsidiaries; provided, however, that Borrower may consummate a merger in accordance with Section 5.2.1.

5.4.         Dividends, Payments, and Guarantees During Event of Default. During the continuance of an Event of Default, Borrower agrees not to (a) declare or pay any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of Borrower’s debt that ranks equal with or junior to the Subordinated Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of Borrower’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Borrower’s capital stock or the exchange or conversion of one class or series of Borrower’s capital stock for another class or series of Borrower’s capital stock; (iv) the purchase of fractional interests in shares of Borrower’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of Borrower’s common stock related to the issuance of common stock or rights under any of benefit plans for Borrower’s directors, officers or employees or any of Borrower’s dividend reinvestment plans.

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5.5.         Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, Borrower will immediately notify the Lenders, and thereafter Borrower and the Lenders will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital.

5.6.         Absence of Control. It is the intent of the parties to this Agreement that in no event shall Lenders, by reason of this Agreement or the Subordinated Notes, be deemed to control, directly or indirectly, Borrower or any of its Subsidiaries, and Lenders shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or any of its Subsidiaries.

6.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF LENDERS.

Each Lender hereby represents and warrants to Borrower, severally and not jointly, as follows:

6.1.         Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity duly organized under the laws its jurisdiction of organization.

6.2.         The Agreement. This Agreement has been duly and validly authorized, executed and delivered by it.

6.3.         No Conflicts. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.

6.4.         Purchase for Investment. It is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. It has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.

6.5.         Accredited Investor. It is and will be on the Closing Date an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.6.         Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.

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6.7.         Private Placement; No Registration of Securities. It understands and acknowledges that the Subordinated Notes are being sold by Borrower without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act and Section 18 of the Securities Act and applicable state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It further understands and acknowledges that Borrower will not be obligated in the future to register the Subordinated Note under the Securities Act, the Exchange Act, or under any state securities laws. Neither the Placement Agent nor Borrower has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes, or that the Subordinated Note(s) purchased by it will ever be able to be lawfully resold, pledged or otherwise transferred.

6.8.         Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Subordinated Notes involves substantial risk. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in Borrower.

6.9.         No Offering Memorandum. It acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of Borrower, the Subsidiaries of Borrower and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; and (iii) it has availed itself of public access to financial and other information concerning Borrower and its Subsidiaries to the extent it deems necessary to make its decision to purchase the Subordinated Notes.

6.10.       Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of Borrower and its Subsidiaries that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Borrower concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

6.11.       Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity, including the Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on Borrower’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of Borrower, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of Borrower made or contained in this Agreement. Furthermore, it acknowledges that (1) the Placement Agent has not performed any due diligence review on behalf of it and (2) nothing in this Agreement or any other materials presented by or on behalf of Borrower to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.

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6.12.       Placement Agent. It will purchase the Subordinated Note(s) directly from Borrower and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.

6.13.       Accuracy of Representations. It understands that each of the Placement Agent and Borrower will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and Borrower.

7.           TERMINATION. Lenders may terminate this Agreement (i) at any time prior to the Closing Date by written notice signed by all Lenders to Borrower if Lenders shall decline to purchase the Subordinated Notes for any reason permitted by this Agreement or (ii) on the Closing Date if any condition described in Section 3.2 is not fulfilled or waived in writing by the Lenders on or prior to the Closing Date. Any termination pursuant to this Section shall be without liability on the part of (a) Borrower to Lenders or (b) Lenders to Borrower.

8.           MISCELLANEOUS.

8.1.       Prohibition on Assignment. Borrower may not assign, transfer or delegate any of its rights under this Agreement or the Subordinated Notes without the prior written consent of Lenders.

8.2.       Time of the Essence. Time is of the essence of this Agreement.

8.3.       Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein contained shall be effective except with the consent of the holders of not less than 67% in aggregate principal amount (excluding any Subordinated Notes held by Borrower or any of its Affiliates) of the Subordinated Notes at the time outstanding. No failure to exercise or delay in exercising, by a Lender or any holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lenders to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lenders to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lenders to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lenders of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

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8.4.       Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

8.5.       Revival of Liabilities. To the extent that a Lender receives any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by a Lender and applied on account of Borrower’s Liabilities; provided, however, if a Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

8.6.       Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	NewBridge Bank
1501 Highwoods Boulevard, Suite 400
Greensboro, NC 27410
Attention: Corporate Secretary

with a copy to:	Robert A. Singer
Brooks Pierce McLendon Humphrey & Leonard, LLP
P. O. Box 26000 (27420-6000)
230 N. Elm Street, Suite 2000
Greensboro, NC 27401

if to Lenders:	To the addresses indicated on Schedule I.

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or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven (7) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five (5) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.

8.7.         Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless a Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall be effective or confer any rights on any purported assignee of Borrower.

8.8.         No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Lender, shall be deemed to make a Lender a partner or joint venturer with Borrower.

8.9.         Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Lender shall be in form and substance satisfactory to such Lender.

8.10.         Entire Agreement. This Agreement and the Subordinated Notes along with the Exhibits thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.

8.11.         Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of North Carolina. Nothing herein shall be deemed to limit any rights, powers or privileges which a Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

8.12.         No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and the Lenders, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.

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8.13.         Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

8.14.         Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

8.15.         Knowledge; Discretion. All references herein to Lender’s, Lenders’ or Borrower’s knowledge shall be deemed to mean the knowledge of such party based on commercially reasonable inquiry. All references herein to Borrower’s knowledge shall be deemed to refer to the knowledge of Borrower and each Subsidiary of Borrower. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Lender, to the making of a determination or designation by a Lender, to the application of a Lender’s discretion or opinion, to the granting or withholding of a Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Lender, or otherwise involving the decision making of a Lender, shall be deemed to mean that such Lender shall decide using the reasonable discretion or judgment of a prudent lender.

8.16.       Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR THE SUBORDINATED NOTES, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDERS. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDERS TO ENTER INTO THIS AGREEMENT AND THE SUBORDINATED NOTES AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Note Purchase Agreement to be executed by their duly authorized representatives as of the date first above written.

BORROWER:

NewBridge Bancorp

By:
	Name:	Pressley A. Ridgill
	Title:	President and Chief Executive Officer

LENDER:

By:
Name:
Title:

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